Exhibit 10.29

BB&T

AMENDED AND RESTATED LOAN AGREEMENT

9661710796

Account Number

This Amended and Restated Loan Agreement (the “Agreement”) is made this 8th day of March, 2013 by and between BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (“Bank”), and:

Body Central Corp., a Delaware corporation, Body Central Stores, Inc., a Florida corporation, formerly known as Body Shop of America, Inc., Body Shop Direct, Inc., a Florida corporation, formerly known as Catalogue Ventures, Inc., and Body Central Services, Inc., a Florida corporation (collectively, “Borrower”), each having its chief executive office at 6225 Powers Avenue, Jacksonville, Florida 32217, and amends and restates that certain Loan Agreement dated January 20, 2012 by and between Bank and Body Central Corp., a Delaware corporation (“Parent”), Body Central Stores, Inc., a Florida corporation (formerly known as Body Shop of America, Inc.) (“Stores”), and Body Shop Direct, Inc., a Florida corporation (formerly known as Catalogue Ventures, Inc.) (“Direct”).

The Borrower has applied to Bank for and the Bank has agreed to make, subject to the terms of this Agreement, the following loan(s) (hereinafter referred to, singularly or collectively, if more than one, as “Loan”):

Line of Credit (“Line of Credit”) in the maximum principal amount not to exceed Five Million and No/100 Dollars ($5,000,000.00) at any one time outstanding for the purpose of working capital which shall be evidenced by the Borrower’s Renewal Promissory Note dated on or after the date hereof which shall mature March 5, 2015 (the “Maturity Date”), when the entire unpaid principal balance then outstanding plus accrued interest thereon shall be paid in full.  Prior to maturity or the occurrence of any Event of Default hereunder and subject to any availability limitations, as applicable, the Borrower may borrow, repay, and re-borrow under the Line of Credit through maturity. The Line of Credit shall bear interest at the rate set forth in any such Note evidencing all or any portion of the Line of Credit, the terms of which are incorporated herein by reference.

The promissory note(s) evidencing the Line of Credit is referred to herein as the “Note(s)” and shall include all extensions, renewals, modifications and substitutions thereof.  The Line of Credit shall be secured by the collateral described in the security documents described below.

Borrower shall have the option at any time prior to the Maturity Date to increase the Line of Credit (the “Accordion Increase”) by an amount which does not cause the Loan in the aggregate to exceed Twenty Million Dollars ($20,000,000.00), provided, and on the conditions, that (a) no Default or Event of Default has occurred and is continuing at the time of such Accordion Increase, (b) Borrower shall have received approval from Bank for such Accordion Increase, including, without limitation, adding additional Financial Covenants to the Loan Agreement, implementation of a borrowing base, and/or monthly or quarterly monitoring of the Collateral, which approval shall be in Bank’s sole discretion; (c) the Borrower shall be in pro forma compliance after giving effect to such Accordion Increase with the Financial Covenants then in effect and those to be added as a result of the Accordion Increase, if any; (d) Bank shall have received a satisfactory legal opinion from counsel to the Borrower, and such other documentation as it deems reasonably necessary to effectuate such Accordion Increase, and (e) the Accordion Increase shall not have a shorter maturity or a different Interest Rate than the then existing Line of Credit.

Section 1 Conditions Precedent

The Bank shall not be obligated to make any disbursement of Loan proceeds until all of the following conditions have been satisfied by proper evidence, execution, and/or delivery to the Bank of the following items in addition to this Agreement, all in form and substance satisfactory to the Bank and the Bank’s counsel in their sole discretion:

USA Patriot Act Verification Information:  Information or documentation, including but not limited to the legal name, address, tax identification number, driver’s license, and date of birth (if the Borrower is an individual) of the Borrower sufficient for the Bank to verify the identity of the Borrower in accordance with the USA Patriot Act. Borrower shall notify Bank promptly of any change in such information.

Note(s): The Note(s) evidencing the Loans(s) duly executed by the Borrower.

Security Agreement(s): a Ratification of Security Agreement ratifying the continued existence and effect of that certain Security Agreement dated January 20, 2012 made and delivered by Parent, Direct and Stores (collectively, the “Debtor”) in which Debtor has granted to Bank a first priority security interest in the personal property specified therein (the “Collateral”).  (If Bank has or will have a security interest in any collateral which is inferior to the security interest of another creditor, Borrower must fully disclose to Bank any and all prior security interests, and Bank must specifically approve any such security interest which will continue during the Loan.)

UCC Financing Statements:  Copies of UCC Financing Statements, or amendments to existing UCC Financing Statements, duly filed in Debtor’s or other owner’s state of incorporation, organization or residence, and in all jurisdictions necessary, or in the opinion of the Bank desirable, to perfect the security interests granted in the Security Agreement(s), and certified copies of Information Requests identifying all previous financing statements on record for the Debtor or other owner, as appropriate from all jurisdictions indicating that no security interest has previously been granted in any of the collateral described in the Security Agreement(s), unless prior approval has been given by the Bank.

Authorization and Certificate: An Authorization and Certificate executed by each Debtor under which such Debtor authorizes Bank to file a UCC Financing Statement describing collateral owned by such Debtor.

Commitment Fee:  A commitment fee (or balance thereof) of $10,000.00 payable to the Bank on the date of execution of the Loan Documents, unless a schedule follows: N/A.

Corporate Resolution:  A Corporate Resolution, or unanimous written consent, duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery, and performance of the Loan Documents on or in a form provided by or acceptable to Bank.

Articles of Incorporation:  A copy of the Articles of Incorporation and all other charter documents of the Borrower, all filed with and certified by the Secretary of State of the State of the Borrower’s incorporation.

By-Laws:  A copy of the By-Laws of the Borrower, certified by the Secretary of the Borrower as to their completeness and accuracy.

Certificate of Incumbency:  A certificate of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents.

Certificate of Good Standing:  A certification of the Secretary of State (or other government authority) of the State of the Borrower’s Incorporation or Organization as to the good standing of the Borrower and its charter documents on file.

Opinion of Counsel: An opinion of counsel for the Borrower satisfactory to the Bank and the Bank’s counsel.

Additional Documents:  Receipt by the Bank of other approvals, opinions, or documents as the Bank may reasonably request.

Unused Fee Penalty: Client shall pay the Bank, quarterly in arrears on the last day of each calendar quarter, an unused fee equal to .20% per annum on the average daily unused amount of the Credit Commitment for such calendar quarter calculated on the basis of a year of 360 days for the actual number of days elapsed.  “Unused Amount of the Credit Commitment” means the maximum commitment amount less any outstanding principal under the Line of Credit.

Section 2 Representations and Warranties

The Borrower represent and warrant to Bank that:

2.01. Financial  Statements.  The balance sheet of the Borrower and its subsidiaries, if any, and the related Statements of Income and Retained Earnings of the Borrower and its subsidiaries, the accompanying footnotes together with the accountant’s opinion thereon, and all other financial information previously furnished to the Bank, are true and correct in all material respects and fairly reflect the financial condition of the Borrower and its subsidiaries as of the dates thereof, including all contingent liabilities of every type, and the financial condition of the Borrower and its subsidiaries as stated therein has not changed materially and adversely since the date thereof.

2.02. Name, Capacity and Standing.  The Borrower’s exact legal name is correctly stated in the initial paragraph of the Agreement.  If the Borrower is a corporation, general partnership, limited partnership, limited liability partnership, or limited liability company, each warrants and represents that it is duly organized and validly existing under the laws of its respective state of incorporation or organization; that it and/or its subsidiaries, if any, are duly qualified and in good standing in every other state in which the nature of their business shall require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and are each duly authorized by their board of directors, general partners or member/manager(s), respectively, to enter into and perform the obligations under the Loan Documents.

2.03. No Violation of Other Agreements.  The execution of the Loan Documents, and the performance by the Borrower, by any and all  pledgors (whether the Borrower or other owners of collateral property securing payment of the Loan (hereinafter sometimes referred to as the “Pledgor”)) will not violate any provision, as applicable, of its articles of incorporation, by-laws, articles of organization, operating agreement, agreement of partnership, limited partnership or limited liability partnership, or, of any law, other agreement, indenture, note, or other instrument binding upon the Borrower or Pledgor, or give cause for the acceleration of any of the respective obligations of the Borrower.

2.04. Authority.  All authority from and approval by any federal, state, or local governmental body, commission or agency necessary to the making, validity, or enforceability of this Agreement and the other Loan Documents has been obtained.

2.05. Asset Ownership.  The Borrower and its Subsidiaries have good title to all of the properties and assets reflected on the balance sheets and financial statements furnished to the Bank, and all such properties and assets are free and clear of mortgages, deeds of trust, pledges, liens, and all other encumbrances except as otherwise disclosed by such financial statements.

2.06. Discharge of Liens and Taxes.  The Borrower and its subsidiaries, if any, and each Guarantor have filed, paid, and/or discharged all taxes or other claims which may become a lien on any of their respective properties or assets, excepting to the extent that such items are being appropriately contested in good faith and for which an adequate reserve (in an amount required by GAAP) for the payment thereof is being maintained.

2.07. Regulations U and X.  None of the Loan proceeds shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock in violation of the provisions of Regulation U and Regulation X of the Board of Governors of the Federal Reserve System.

2.08. ERISA.  Each employee benefit plan, as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by the Borrower or by any subsidiary of the Borrower meets, as of the date hereof, the minimum funding standards of Section 302 of ERISA, all applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and no “Reportable Event” nor “Prohibited Transaction” (as defined by ERISA) has occurred with respect to any such plan.

2.09. Litigation.  There is no claim, action, suit or proceeding pending, threatened or, to Borrower’s knowledge, reasonably anticipated before any court, commission, administrative agency, whether State or Federal, or arbitration which would reasonably be expected to have a Material Adverse Effect.

2.10. Other  Agreements.  The representations and warranties made by Borrower to Bank in the other Loan Documents are true and correct in all material respects on the date hereof.

2.11.  Binding and Enforceable.  The Loan Documents, when executed, shall constitute valid and binding obligations of the Borrower and Guarantors respectively, the execution of such Loan Documents has been duly authorized by the parties thereto, and are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors’ rights generally.

2.12. Commercial Purpose.  The Loan(s) are not “consumer transactions”, as defined in the Florida Uniform Commercial Code, and none of the collateral was or will be purchased or held primarily for personal, family or household purposes.

Section 3 Affirmative Covenants

The Borrower covenants and agrees that from the date hereof and until payment in full of all indebtedness and performance of all obligations owed under the Loan Documents, Borrower shall:

3.01. Maintain Existence and Current Legal Form of Business.  (a) Maintain its existence and good standing in the state of its incorporation or organization, (b) maintain its current legal form of business indicated above, (c), as applicable, qualify and remain qualified as a foreign corporation, general partnership, limited partnership, limited liability partnership or limited liability company in each jurisdiction in which such qualification is required, and (d) comply with all rules and regulations of the Securities and Exchange Commission (“SEC”) and timely file all schedules, forms and reports required from time to time with the SEC.

3.02. Maintain Records.  Keep adequate records and books of account, in which complete entries will be made in a manner to allow financial statements to be prepared in accordance with GAAP consistently applied, reflecting all material financial transactions of the Borrower.

3.03. Maintain Properties. Maintain, keep, and preserve all of its properties (tangible and intangible) including the collateral necessary or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

3.04. Conduct of Business.  Continue to engage in an efficient, prudent, and economical manner in a business of the same general type as now conducted.

3.05. Maintain Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar businesses, and business interruption insurance if required by Bank, (or other commercially reasonable substitute insurance program), which insurance may provide for reasonable deductible(s).  The Bank shall be named as loss payee (Long Form) on all policies which apply to the Bank’s collateral, and the Borrower shall deliver certificates of insurance at closing evidencing same.  All such insurance policies shall provide, and the certificates shall state, that no policy will be terminated without 20 days prior written notice to Bank.

3.06. Comply With Laws.  Comply in all material respects with all applicable laws, rules, regulations, and orders including, without limitation, paying before the delinquency of all taxes, assessments, and governmental charges imposed upon it or upon its property, except to the extent such obligations are being contested in good faith by appropriate proceedings which are pursued diligently.

3.07. Right of Inspection.  Permit the officers and authorized agents of the Bank, at any reasonable time or times during normal business hours with reasonable advance notice, to examine and make copies of the records and books of account of, to visit the properties of the Borrower, and to discuss such matters with any officers, directors, managers, members or partners, limited or general of the Borrower, and with the participation of the Borrower (which the Borrower will not withhold, condition or delay), the Borrower’s independent accountant as the Bank deems necessary and proper.

3.08. Reporting Requirements.  Furnish to the Bank:

Financial Statements:  As soon as available and not more than thirty (30) days after the end of each quarter, balance sheets, statements of income, cash flow, and retained earnings for the period ended and a statement of changes in the financial position, all in reasonable detail, and all prepared in accordance with GAAP consistently applied and certified as true and correct by an officer, general partner or manager (or member(s)) of the Borrower, as appropriate.

Annual Financial Statements:  As soon as available and not more than One Hundred Twenty (120) days after the end of each fiscal year, balance sheets, statements of income, and retained earnings for the period ended and a statement of changes in the financial position, all in reasonable detail, and all prepared in accordance with GAAP consistently applied.  The financial statements must be of the following quality or better: Audited.

Notice of Litigation:  Promptly after the receipt by the Borrower, or by any Guarantor of which Borrower has knowledge, of notice or complaint of any action, suit, and proceeding before any court or administrative agency of any type which would reasonably be expected to have a Material Adverse Effect.

Tax Returns:  As soon as available each year, complete copies (including all schedules) of all state and federal tax returns filed by Borrower.

Officer Compliance Certificate:  If required, an Officer Compliance Certificate in the form of Schedule EE attached hereto, quarterly.

Notice of Default:  Promptly upon discovery or knowledge thereof, notice of the existence of any event of default under this Agreement or any other Loan Documents.

USA Patriot Act Verification Information:  Information or documentation, including but not limited to the legal name, address, tax identification number, driver’s license, and date of birth (if the Borrower is an individual) of the Borrower sufficient for the Bank to verify the identity of the Borrower in accordance with the USA Patriot Act.  Borrower shall notify Bank promptly of any change in such information.

Notice of Contest:  Promptly after Borrower’s initiation of any contest of taxes, assessments, or governmental charges imposed upon it or upon its property which would reasonably be expected to have a Material Adverse Effect.

Other Information:  Such other information as the Bank may from time to time reasonably request.

3.09. Deposit Accounts.  Maintain substantially all of its demand deposit/operating accounts with the Bank, except the bank accounts maintained in the localities in which the Borrower’s retail stores are located and which are periodically swept into the Borrower’s accounts with Bank.

3.10. Affirmative Covenants from other Loan Documents.  All affirmative covenants contained in any Security Agreement, or other security document executed by the Borrower which are described in Section 1 hereof are hereby incorporated by reference herein.

Section 4 Guarantor(s) Covenants  [INTENTIONALLY DELETED — NO GUARANTORS]

Section 5 Financial Covenants

The Borrower covenants and agrees that from the date hereof until payment in full of all indebtedness and the performance of all obligations under the Loan Documents, the Borrower shall at all times maintain the following financial covenants and ratios (collectively, whether one or more, the “Financial Covenants”) all in accordance with GAAP unless otherwise specified:

Tangible Net Worth.  A minimum tangible net worth of Body Central Corp. of not less than Thirty Million ($30,000,000.00), to be tested quarterly as of the end of each fiscal quarter.  Tangible Net Worth is defined as net worth, plus obligations contractually subordinated to debts owed to Bank, minus goodwill, contract rights, and assets representing claims on stockholders or affiliated entities.

Section 6 Negative Covenants

The Borrower covenants and agrees that from the date hereof and until payment in full of all indebtedness and performance of all obligations under the Loan Documents, the Borrower shall not, without the prior written consent of the Bank:

6.01. Liens.  Create, incur, assume, or suffer to exist any lien upon or with respect to the Collateral, any of Borrower’s properties, or the properties of any Pledgor securing payment of the Loan, now owned or hereafter acquired, except:

(a)  Liens and security interests in favor of the Bank;

(b)  Liens for taxes not yet due and payable or otherwise being contested in good faith and for which appropriate reserves are maintained;

(c)  Other liens imposed by law not yet due and payable, or otherwise being contested in good faith and for which appropriate reserves are maintained;

(d)         [Intentionally deleted];

(e)          purchase money security interests on any property hereafter acquired, provided that such lien shall attach only to the property acquired;

(f)           Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(g)          Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies;

(h)         Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower, and such other minor title defects, or survey matters that are disclosed by current surveys, that, in each case, do not materially and adversely interfere with the ordinary conduct of the business of the applicable Borrower;

(i)             Liens existing on the date hereof and listed on Schedule 6.01 and solely with the prior written consent of Bank any renewals or extensions thereof where: (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv)  any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder);

(j)            Landlords’ and lessors’ liens in respect of rent not in default, as to Borrower’s retail locations without the necessity of obtaining Bank’s consent, and as to Borrower’s non-retail locations from and after the execution and delivery to Bank of landlord/lessor’s lien waivers acceptable to Bank and its counsel for any such location, provided, however, a landlord’s lien for rent not in default shall be permitted without delivery of a lien waiver for Borrower’s location at 4115 University Blvd. West, Unit 9, Jacksonville, Florida so long as inventory is not stored or located at such location;

(k)         Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(l)             Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to the Borrower;

(m)     Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods;

(n)         Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; and

(o)         Liens incurred in the ordinary course of business of the Borrower which secure obligations that do not exceed $250,000 at any time in the aggregate.

6.02. Debt.  Create, incur, assume, or suffer to exist any debt, except:

(a)         Debt to the Bank;

(b)         Debt outstanding on the date hereof and shown on the most recent financial statements submitted to the Bank and only with the Bank’s prior written consent any re-financings, renewals, and extensions thereof;

(c)          Accounts payable to trade creditors incurred in the ordinary course of business;

(d)         Debt secured by purchase money security interests as outlined above in Section 6.01 (e);

(e)          Indebtedness of any Borrower to any other Borrower;

(f)           Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of retail locations provided such liabilities are unsecured or only encumber the assets being constructed; and

(g)          Indebtedness not specifically described herein in an aggregate principal amount not to exceed $250,000 at any time outstanding.

6.03. [Intentionally deleted].

6.04. Change of Legal Form of Business; Purchase of Assets.  Change Borrower’s name or the legal form of Borrower’s business as shown above, whether by merger, consolidation, conversion or otherwise, and Borrower shall not purchase all or substantially all of the assets or business of any Person, provided that the Bank’s consent to any such actions shall not be unreasonably withheld.

6.05. Leases. Create, incur, assume, or suffer to exist any leases, except:

(a)         Leases outstanding on the date hereof and showing on the most recent financial statement submitted to the Bank;

(b)         Operating Leases for machinery and equipment;

(c)          Leases for Borrower’s retail store locations entered into in the ordinary course of business.

6.06. Dividends or Distributions; Acquisition of Capital Stock or Other Ownership Interests.  [Intentionally deleted].

6.07. Salaries.  Salaries and any other cash compensation to owners/officers/partners/managers shall be limited as follows: N/A.

6.08. Guaranties.  Assume, guarantee, endorse, or otherwise be or become directly or contingently liable for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

6.09. [Intentionally deleted].

6.10. Disposition of Assets.  Sell, lease, or otherwise dispose of any of its assets or properties except in the ordinary and usual course of its business.

6.11. [Intentionally deleted]

6.12. Negative  Covenants  from  other  Loan  Documents.  All negative covenants contained in any Security Agreement or other security document executed by the Borrower which are described in Section 1 hereof are hereby incorporated by reference herein.

Section 7 Hazardous Materials and Compliance with Environmental Laws

7.01. Investigation.  Borrower hereby represents to the best of Borrower’s knowledge, none of its real property is or has been affected by the presence of asbestos, oil, petroleum or other hydrocarbons, urea formaldehyde, PCBs, hazardous or nuclear waste, toxic chemicals and substances, or other hazardous materials (collectively, “Hazardous Materials”), as defined in applicable Environmental Laws; and there are no such Hazardous Materials contaminating its real property, nor have any such materials been released on or stored on or improperly disposed of on its real property during its ownership, occupancy or operation thereof, excluding certain leased retail locations which previously contained, or may have contained, asbestos materials, but for which Borrower and/or its respective landlord(s), have removed such asbestos containing materials. Borrower hereby agrees that, except in strict compliance with applicable Environmental Laws, it shall not knowingly permit any release, storage or contamination which would reasonably be expected to result in a Material Adverse Effect as long as any indebtedness or obligations to Bank under the Loan Documents remains unpaid or unfulfilled.  In addition, Borrower does not have or use any underground storage tanks on any of its real property which are not registered with the appropriate Federal and/or State agencies and which are not properly equipped and maintained in accordance with all Environmental Laws.  If requested by Bank, Borrower shall provide Bank with all necessary and reasonable assistance required for purposes of determining the existence of Hazardous Materials on Borrower’s property, including allowing Bank access to Borrower’s employees having knowledge of, and to files and records within Borrower’s control relating to the existence, storage, or release of Hazardous Materials on Borrower’s property.

7.02. Compliance.  Borrower agrees to comply with all applicable Environmental Laws, including, without limitation, all those relating to Hazardous Materials except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect.  Borrower further agrees to provide Bank, and all appropriate Federal and State authorities, with immediate notice in writing of any release of Hazardous Materials on Borrower’s property and to pursue diligently to completion all appropriate and/or required remedial action in the event of such release.

7.03. Remedial Action.  Bank shall have the right, but not the obligation, to undertake all or any part of such remedial action in the event of a release of Hazardous Materials on the Borrower’s property and to add any expenditures so made to the principal indebtedness secured by Collateral. Borrower agrees to indemnify and hold Bank harmless from any and all loss or liability arising out of any violation of the representations, covenants, and obligations contained in this Section 7.

Section 8 Events of Default

The following shall be “Events of Default” by Borrower:

8.01. The failure to make prompt payment of any installment of principal or interest on any of the Note(s) when due or payable.

8.02. Should any representation or warranty made in the Loan Documents prove to be false or misleading in any material respect.

8.03 Should any report, certificate, financial statement, or other document furnished prior to the execution of or pursuant to the terms of this Agreement prove to be false or misleading in any material respect.

8.04. Should the Borrower or any Guarantor default on the performance of any other obligation of indebtedness in excess of $250,000 when due or in the performance of any obligation incurred in connection with money borrowed and the holder of such indebtedness accelerates the maturity date thereof.

8.05. Should the Borrower, any Guarantor or any Pledgor breach any covenant, condition, or agreement made under any of the Loan Documents, and such breach continues beyond any cure period set forth in such Loan Document, or if no cure period is set forth therein, for a period of thirty days.

8.06. Should a custodian be appointed for or take possession of any or all of the assets of the Borrower or any Guarantor, or should the Borrower or any Guarantor either voluntarily or involuntarily become subject to any insolvency proceeding, including becoming a debtor under the United States Bankruptcy Code, any proceeding to dissolve the Borrower or any Guarantor, any proceeding to have a receiver appointed, or should the Borrower or any Guarantor make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or any portion of the Borrower’s or any Guarantor’s assets, including an action or proceeding to seize any funds on deposit with the Bank, and such seizure is not discharged within 30 days.

8.07. Should final judgment for the payment of money in excess of $250,000 be rendered against the Borrower or any Guarantor which is not covered by insurance and shall remain undischarged for a period of 30 days unless such judgment or execution thereon be effectively stayed.

8.08. Upon the death of, or termination of existence of, or dissolution of, any Borrower, Pledgor or Guarantor.

8.09. Should any lien or security interest granted to Bank in respect of any material portion of the Collateral to secure payment of the Note(s) terminate, fail for any reason to have the priority agreed to by Bank on the date granted, or become unperfected or invalid for any reason.

Section 9 Remedies Upon Default

Upon the occurrence of any of the above listed Events of Default, the Bank may at any time thereafter, at its option, take any or all of the following actions, at the same or at different times:

9.01. Declare the balance(s) of the Note(s) to be immediately due and payable, both as to principal and interest, late fees, and all other amounts/expenditures without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower and each Guarantor, and such balance(s) shall accrue interest at the Default Rate as provided herein until paid in full;

9.02. Require the Borrower to pledge additional collateral to the Bank from the Borrower’s or any Guarantor’s assets and properties, the acceptability and sufficiency of such collateral to be determined in the Bank’s sole discretion;

9.03. Take immediate possession of and foreclose upon any or all collateral which may be granted to the Bank as security for the indebtedness and obligations of Borrower or any Guarantor under the Loan Documents;

9.04. Exercise any and all other rights and remedies available to the Bank under the terms of the Loan Documents and applicable law, including the Florida Uniform Commercial Code;

9.05. Upon the occurrence of any Event of Default described in Section 8.06, or at Bank’s election (without requirement for notice to Borrower) upon the occurrence of any other Event of Default, any obligation of the Bank to advance funds to the Borrower or any other Person under the terms of under the Note(s) and all other obligations, if any, of the Bank under the Loan Documents shall immediately cease and terminate unless and until Bank shall reinstate such obligation in writing.

Section 10 Miscellaneous Provisions

10.01. Definitions.

“Default Rate” shall mean a rate of interest equal to Bank’s Prime Rate plus five percent (5%) per annum (not to exceed the legal maximum rate) from and after the date of an Event of Default hereunder which shall apply, in the Bank’s sole discretion, to all sums owing, including principal and interest, on such date.

“Environmental Laws” shall mean all applicable federal and state laws and regulations which affect or may affect the Borrower’s operations or real property, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), all such applicable environmental laws and regulations of the State of Florida, as such laws and regulations may be amended from time to time.

“Loan Documents” shall mean this Agreement including any schedule attached hereto, the Note(s), the Security Agreement(s), all UCC Financing Statements, and all other documents, certificates, and instruments executed in connection therewith, and all renewals, extensions, modifications, substitutions, and replacements thereto and therefore.

“Material Adverse Effect” shall mean any event or occurrence which will materially adversely affect the Collateral, financial condition, operations, properties, or business of the Borrower and its subsidiaries, if any, taken as a whole, or the ability of the Borrower to perform its obligations under the Loan Documents.

“Person” shall mean an individual, partnership, corporation, trust, unincorporated organization, limited liability company, limited liability partnership, association, joint venture, or a government agency or political subdivision thereof.

“GAAP” shall mean generally accepted accounting principles as established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants, as amended and supplemented from time to time.

“Prime Rate” shall mean the rate of interest per annum announced by the Bank from time to time and adopted as its Prime Rate, which is one of several rate indexes employed by the Bank when extending credit, and may not necessarily be the Bank’s lowest lending rate.

10.02. Non-impairment.  If any one or more provisions contained in the Loan Documents shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained therein shall not in any way be affected or impaired thereby and shall otherwise remain in full force and effect.

10.03. Applicable Law.  The Loan Documents shall be construed in accordance with and governed by the laws of the State of Florida.

10.04. Waiver.  Neither the failure or any delay on the part of the Bank in exercising any right, power or privilege granted in the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power, or privilege which may be provided by law.

10.05. Modification.  No modification, amendment, or waiver of any provision of any of the Loan Documents shall be effective unless in writing and signed by the Borrower and Bank.

10.06. Payment Amount Adjustment.  In the event that any Loan(s) referenced herein has a variable (floating) interest rate and the interest rate increases, Bank, at its sole discretion, may at any time adjust the Borrower’s payment amount(s) to prevent the amount of interest accrued in a given period to exceed the periodic payment amount or to cause the Loan(s) to be repaid within the same period of time as originally agreed upon.

10.07 Stamps and Fees.  The Borrower shall pay all federal or state stamps, taxes, or other fees or charges, if any are payable or are determined to be payable by reason of the execution, delivery, or issuance of the Loan Documents or any security granted to the Bank; and the Borrower and Guarantor agree to indemnify and hold harmless the Bank against any and all liability in respect thereof.

10.08. Attorneys’ Fees.  In the event the Borrower or any Pledgor or Guarantor shall default in any of its obligations hereunder and the Bank believes it necessary to employ an attorney to assist in the enforcement or collection of the indebtedness of the Borrower to the Bank, to enforce the terms and provisions of the Loan Documents, to modify the Loan Documents, or in the event the Bank voluntarily or otherwise should become a party to any suit or legal proceeding (including a proceeding conducted under the Bankruptcy Code), the Borrower and Guarantors agree to pay the reasonable attorneys’ fees of the Bank and all related costs of collection or enforcement that may be incurred by the Bank.  The Borrower and Guarantor shall be liable for such attorneys’ fees and costs whether or not any suit or proceeding is actually commenced.

10.09. Bank Making Required Payments.  In the event Borrower shall fail to maintain insurance, pay taxes or assessments, costs and expenses which Borrower is, under any of the terms hereof or of any Loan Documents, required to pay, or fail to keep any of the properties and assets constituting collateral free from new security interests, liens, or encumbrances, except as permitted herein, Bank may at its election make expenditures for any or all such purposes and the amounts expended together with interest thereon at the Default Rate, shall become immediately due and payable to Bank, and shall have benefit of and be secured by the collateral; provided, however, the Bank shall be under no duty or obligation to make any such payments or expenditures.

10.10. Right of Offset.  Any indebtedness owing from Bank to Borrower may be set off and applied by Bank on any indebtedness or liability of Borrower to Bank, at any time and from time to time after maturity, whether by acceleration or otherwise, and without demand or notice to Borrower.  Bank may sell participations in or make assignments of any Loan made under this Agreement, and Borrower agrees that any such participant or assignee shall have the same right of setoff as is granted to the Bank herein.

10.11. UCC Authorization.  Borrower authorizes Bank to file such UCC Financing Statements describing the collateral in any location deemed necessary and appropriate by Bank.

10.12. Modification and Renewal Fees.  Bank may, at its option, charge any fees for modification, renewal, extension, or amendment of any terms of the Note(s) not prohibited by Florida law, and as otherwise permitted by law if Borrower is located in another state.

10.13. Conflicting Provisions.  If provisions of this Agreement shall conflict with any terms or provisions of any of the Note(s) or security document(s) or any schedule attached hereto, the provisions of such Note(s) or security document(s) or any schedule attached hereto, as appropriate, shall take priority over any provisions in this Agreement.

10.14. Notices.  Any notice permitted or required by the provisions of this Agreement shall be deemed to have been given when delivered in writing to the City Executive or any Vice President of the Bank at its offices in Jacksonville, Florida, and to the General Counsel and to the Chief Financial Officer of the Borrower at its offices in Jacksonville, Florida, when sent by certified mail and return receipt requested.

10.15. Consent to Jurisdiction.  Borrower hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement may be instituted in any Florida state court or federal court sitting in the state of Florida, or in such other appropriate court and venue as Bank may choose in its sole discretion.  Borrower consents to the jurisdiction of such courts and waives any objection relating to the basis for personal or in rem jurisdiction or to venue which Borrower may now or hereafter have in any such legal action or proceedings.

10.16. Arbitration.  Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with, or relating to the Agreement and other Loan Documents (“Disputes”) between or among the parties to this Agreement and other Loan Documents shall be resolved by binding arbitration as provided herein.  Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Agreement and other Loan Documents.  Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and Title 9 of the U.S. Code.  All arbitration hearings shall be conducted in the city of Jacksonville. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims less than $1,500,000.  All applicable statutes of limitation shall apply to any Dispute.  A judgment upon the award may be entered in any court having jurisdiction.  The panel from which all arbitrators are selected shall be comprised of licensed attorneys.  The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney.  Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap or hedging agreements.

10.17  Counterparts.  This Agreement may be executed by one or more parties on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.18 Entire Agreement.  The Loan Documents embody the entire agreement between Borrower and Bank with respect to the Loans, and there are no oral or parol agreements existing between Bank and Borrower with respect to the Loans which are not expressly set forth in the Loan Documents.

10.19. Indemnification.  The Borrower and the Guarantors hereby jointly and severally agree to and do hereby indemnify and defend the Bank, its affiliates, their successors and assigns and their respective directors, officer, employees and shareholders, and do hereby hold each of them harmless from and against, any loss, liability, lawsuit, proceeding, cost expense or damage (including reasonable in-house and outside counsel fees, whether suit is brought or not) arising from or otherwise relating to the closing, disbursement, administration, or repayment of the Loans, including without limitation: (i) the failure to make any payment to the Bank promptly when due, whether under the Notes evidencing the Loans or otherwise; (ii) the breach of any representations or warranties to the Bank contained in this agreement or in any other loan documents now or hereafter executed in connection with the Loans; or (iii) the violation of any covenants or agreements made for the benefit of the Bank and contained in any of the loan documents; provided, however, that the foregoing indemnification shall not be deemed to cover any loss which is finally determined by a court of competent jurisdiction to result solely from the Bank’s gross negligence or willful misconduct.

10.20. WAIVER OF JURY TRIAL.  UNLESS EXPRESSLY PROHIBITED BY APPLICABLE LAW, THE UNDERSIGNED HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS OR CLAIMS ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR OUT OF THE CONDUCT OF THE RELATIONSHIP BETWEEN THE UNDERSIGNED AND BANK.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR  BANK TO MAKE THE LOAN AND ENTER INTO THIS AGREEMENT.  FURTHER, THE UNDERSIGNED HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF BANK, NOR BANK’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT SEEK TO ENFORCE THIS WAIVER OR RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE OR AGENT OF BANK, NOR BANK’S COUNSEL, HAS THE AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS PROVISION.

[SIGNATURES ON FOLLOWING PAGE]

SIGNATURE PAGE

IN WITNESS WHEREOF, the Bank and Borrower have caused this Agreement to be duly executed under seal all as of the date first above written.

Witnesses:	BODY CENTRAL CORP., a Delaware corporation

/s/ Robert Mason
	By:	/s/ Thomas W. Stoltz
Thomas W. Stoltz, Chief Operating Officer & Chief Financial Officer

/s/ Robert Mason
Witnesses:	BODY CENTRAL STORES, INC., a Florida corporation, formerly known as Body Shop of America, Inc.

	By:	/s/ Thomas W. Stoltz
Thomas W. Stoltz, Chief Operating Officer & Chief Financial Officer

Witnesses:	BODY CENTRAL DIRECT, INC., a Florida corporation, formerly known as Catalogue Ventures, Inc.

/s/ Robert Mason

	By:	/s/ Thomas W. Stoltz
Thomas W. Stoltz, Chief Operating Officer & Chief Financial Officer

Witnesses:	BODY CENTRAL SERVICES, INC., a Florida corporation

/s/ Robert Mason
	By:	/s/ Thomas W. Stoltz
Thomas W. Stoltz, Chief Operating Officer & Chief Financial Officer

SIGNATURE PAGE CONTINUED

Bank:

Witnesses:	BRANCH BANKING AND TRUST COMPANY

/s/ Allyson Bass	By:	/s/ Robert Mason
Robert Mason
Senior Vice President

Schedule 6.01

Existing Liens

[TO BE CONFIRMED]

1.  Florida UCC-1 Financing Statement No. 200809324308 —

a.   Secured Party - Marlin Leasing Corp.

b.   Debtor - Body Shop of America, Inc.

c.   Collateral — “True Lease”

2.  Florida UCC-1 Financing Statement No. 200909898810 —

a.   Secured Party - Marlin Leasing Corp.

b.   Debtor - Body Shop of America, Inc.

c.   Collateral — “True Lease”

3.  Florida UCC-1 Financing Statement No. 201003476013 —

a.   Secured Party - Marlin Leasing Corp.

b.   Debtor - Body Shop of America, Inc.

c.   Collateral — “True Lease”